Exhibit 1
AGREEMENT OF JOINT FILING
In accordance with Rule 13d-1(k)(1), promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a Statement on Schedule 13D, and any amendments thereto, with respect to the common stock, par value of $0.01 of American HomePatient, Inc. and that this Agreement may be included as an Exhibit to such filing.
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.
IN WITNESS WHEREOF, each of the undersigned hereby executes this Agreement as of March 6, 2006.

LC Capital Master Fund, Ltd.
By:	/s/ Richard F. Conway
	Name:	Richard F. Conway
	Title:	Director

Lampe, Conway & Co., LLC
By:	/s/ Richard F. Conway
	Name:	Richard F. Conway
	Title:	Managing Member

/s/ Steven G. Lampe
Name:	Steven G. Lampe

/s/ Richard F. Conway
Name:	Richard F. Conway